                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS


Board of Directors
Franklin Bank Corp.:

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-112856 of Franklin Bank Corp. on Form S-1 of our report dated February 20, 2003, related to the consolidated balance sheet of Highland Lakes Bancshares as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Lockart, Atchley & Associates, LLP

Austin, Texas
April 7, 2004